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Exhibit 5.2

[SS LETTERHEAD]

January 19, 2012

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203

Ladies and Gentlemen:

        We have acted as special New York counsel to SM Energy Company, a Delaware corporation (the "Company"), with respect to the delivery of this opinion under New York law in connection with the Company's proposed offer to exchange up to $350,000,000 aggregate principal amount of the Company's 6 1/2% Senior Notes due 2021 (the "Exchange Notes") for an equal principal amount of its outstanding 6 1/2% Senior Notes due 2021 (the "Original Notes"). The Exchange Notes are intended to be issued under an Indenture dated as of November 8, 2011 (the "Indenture") between the Company and U.S. Bank National Association, as trustee (the "Trustee").

        This opinion letter is furnished to you at your request solely to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with your registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act") to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

        As the basis for the opinion hereinafter expressed, we have examined such statutes, records and documents, certificates of company and public officials, and other instruments and documents, and such matters of law, as we deemed relevant or necessary for the purposes of the opinion set forth below. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We express no opinion other than as to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Indenture and the Exchange Notes.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered in accordance with the terms of the Indenture in exchange for Original Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company.

        Our opinion above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        With your consent, we have assumed (a) that the Indenture and the Exchange Notes (collectively, the "Documents") will have been duly authorized, executed and delivered by the parties thereto, (b) that the Indenture constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms, (c) that the Original Notes have been duly authorized, executed and delivered by the Company and (d) that the status of the Documents and the Original Notes as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Company's prospectus contained in the Registration Statement and to the filing of this opinion letter as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,
/s/ Squire Sanders (US) LLP

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  Exhibit 5.2